Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form F-1 of our report dated April 14, 2022 (except for subsequent events described in Note 11c and 11d as to which the date is August 10, 2022 and except for Note 11b and 11e as to which the date is October 6, 2022) relating to the consolidated financial statements of Polyrizon Ltd. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

Brightman Almagor Zohar & Co.,

Certified Public Accountants

A firm in the Deloitte Global Network

Tel Aviv, Israel

October 6, 2022